Exhibit 10.21

THIRD AMENDMENT TO LEASE

This Commencement Date Agreement (this “Agreement”) is executed as of August 15, 2014 between ZOOM GROUP LLC, a Massachusetts limited liability company (“Landlord”), and GINKGO BIOWORKS, INC,. a Delaware corporation (“Tenant”), for the purpose of amending the Lease Agreement between Landlord and Tenant dated December 22, 2011 (the “Lease”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

AGREEMENTS

For valuable consideration, whose receipt and sufficiency are acknowledged, Landlord and Tenant agree as follows:

1. Condition of Premises. Tenant has accepted possession of the Premises pursuant to the Lease. Any improvements required by the terms of the Lease to be made by Landlord have been completed to the full and complete satisfaction of Tenant in all respects, and Landlord has fulfilled all of its duties under the Lease with respect to such initial tenant improvements. Furthermore, Tenant acknowledges that the Premises are suitable for the Permitted Use.

2. Commencement Date. The Delivery Date of the Second Amendment is August 15, 2014. If the Commencement Date set forth in the Lease is different than the date set forth in the preceding sentence, then the Commencement Date as contained in the Lease is amended to be the Commencement Date set forth in the preceding sentence.

3. Expiration Date. The Term is scheduled to expire on February 28, 2024 exclusive of any extension options. If the scheduled expiration date of the initial Term as set forth in the Lease is different than the date set forth in the preceding sentence, then the scheduled expiration date as set forth in the Lease is hereby amended to the expiration date set forth in the preceding sentence.

4. Contact Numbers. Tenant’s telephone number in the Premises is                     Tenant’s telecopy number in the Premises is                     .

5. Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, the Lease is and remains in good standing and in full force and effect, and Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

6. Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Agreement shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this Agreement and the terms of the Lease, the terms of this Agreement shall prevail. This Agreement shall be governed by the laws of the State in which the Premises is located.

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7. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Executed as of the date first written above.

LANDLORD:
Zoom Group LLC,
a Massachusetts limited liability company

By:	/s/ Jeff Wallace
Jeff Wallace, its Manager

TENANT:
Ginkgo Bioworks, Inc.
a Delaware corporation

By:	/s/ Thomas F. Knight Jr.
Name:	Thomas F. Knight Jr.
Title:	Founder

Semester

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